STEPHEN P. MACMILLAN RESIGNS AS CHAIRMAN, PRESIDENT AND
CEO OF STRYKER CORPORATION

Chief Financial Officer Curt Hartman Named Interim CEO
Lead Independent Director William U. Parfet Becomes Non-Executive Chairman

Kalamazoo, Michigan - February 8, 2012 - The Board of Directors of Stryker Corporation (NYSE: SYK) announced today that Stephen P. MacMillan has resigned as Chairman, President and Chief Executive Officer for family reasons, effective immediately. Curt Hartman, Vice President and Chief Financial Officer, has been named Interim Chief Executive Officer and William U. Parfet, Lead Independent Director, becomes Non-Executive Chairman. The Board has begun a search for a permanent successor to Mr. MacMillan and will consider both internal and external candidates.

“The Board is thankful for Steve's leadership over the past nine years as the Company has continued to grow in the midst of a difficult economic period,” said Mr. Parfet. “We understand and support his decision to step down for family reasons and wish him well in his future endeavors.”

“Stryker is fortunate to have a strong and deep executive leadership team, and we are pleased that Curt Hartman has agreed to step into the Interim CEO role,” Mr. Parfet added. “The Board is excited about the Company's strategic direction and our commitment to delivering double-digit adjusted per share earnings growth.”

Mr. MacMillan said, “It has been an enormous privilege to have led Stryker during this period of important change and growth. As I look ahead to the next chapter in my life, I remain confident that the team will continue to execute Stryker's strategy with distinction and that the Company will enjoy continued success in the future.”

“With our highly engaged workforce and broad product offering we are well positioned to meet the needs of patients, physicians and our hospital customers,” said Mr. Hartman. “We remain focused on driving solid top line growth that delivers leveraged earnings with a continued emphasis on quality and innovation in order to maximize shareholder value.”

Curt Hartman began his career with Stryker in 1990 and has progressed through a variety of leadership positions over the last 22 years, including six years as Global President of Stryker Instruments. In April 2009, he was named Vice President and Chief Financial Officer. Mr. Hartman holds a B.S. in Aerospace Engineering from the University of Michigan and completed the Advanced Management Program at Harvard Business School.

William Parfet has been a Director of Stryker for almost 20 years. He is currently the Chairman and Chief Executive Officer of MPI Research, Inc., a drug safety and pharmaceutical development company, and has served in that role since 1999. He is a director of Monsanto Company, a provider of agricultural products that improve farm productivity, and Taubman Centers, Inc., a real estate development company.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; resolution of tax audits; changes in financial markets; changes in the competitive environment; the Company's ability to integrate acquisitions; and the Company's ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

Contacts

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

For media inquiries please contact:
Yin Becker, Stryker Corporation, 201-831-5000 or yin.becker@stryker.com